Exhibit 4.1

GTC BIOTHERAPEUTICS, INC.

AND

AMERICAN STOCK TRANSFER AND TRUST COMPANY LLC

AS RIGHTS AGENT

AMENDMENT No. 3 TO

SHAREHOLDER RIGHTS AGREEMENT

This THIRD AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT dated as of July 30, 2009 (the “Amendment”) is between GTC Biotherapeutics, Inc., a Massachusetts corporation formerly known as Genzyme Transgenics Corporation (the “Company”), and American Stock Transfer and Trust Company LLC, a banking organization organized under the laws of New York, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Shareholder Rights Agreement, dated May 31, 2001, as amended by Amendment No. 1 to the Shareholder Rights Agreement dated December 14, 2006 and as further amended by Amendment No. 2 to the Shareholder Rights Agreement dated December 22, 2008 (the “Rights Agreement”);

WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement) and there has not been a Distribution Date (as defined in the Rights Agreement);

WHEREAS, no Triggering Event (as defined in the Rights Agreement) has occurred; and

WHEREAS, on June 18, 2009, a special committee of the Board of Directors of the Company (the “Board”) with full delegated authority from the Board, acting under the same procedures as for the Board, authorized and directed the Company to amend the Rights Agreement to provide that LFB Biotechnologies, S.A.S., a société par actions simplifée established under the laws of France (“LFB Biotech”) shall be a “Grandfathered Person” thereunder and, therefore, not an “Acquiring Person” thereunder;

NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties agree as follows:

Section 1. AMENDMENT TO DEFINITION OF GRANDFATHERED PERSON. Section 1(q) of the Rights Agreement is deleted and replaced in its entirety by the following:

““Grandfathered Person” shall mean (A) LFB Biotechnologies, S.A.S., a société par actions simplifée established under the laws of France, and its Affiliates and Associates (collectively, “LFB Biotech”), so long as LFB Biotech acquires all its beneficial ownership of shares of capital stock of the Company in one or more transactions whereby LFB Biotech is acquiring such beneficial ownership directly from the Company; and (B) any other Person who or which, together with all Affiliates and Associates of such Person, is, as of the Grandfathered Time, the Beneficial Owner of 15% or more of the shares of the Common Stock of the Company then outstanding. Notwithstanding anything to the contrary provided in this Agreement, (X) in the case of any Grandfathered Person other than LFB Biotech, after the Grandfathered Time, or (Y) in the case of LFB Biotech, after the later of (i) termination of its obligations to purchase the Third Tranche Shares and the Convertible Note contemplated by the last paragraph of Section 3 of the Stock and Note Purchase Agreement between the Company and LFB Biotech, dated September 29, 2006 (the “2006 Purchase Agreement”), (ii) conversion in full into shares of Common Stock of all amounts payable under the Convertible Note and expiration or earlier termination of the participation rights of LFB Biotech under Section 6 of the 2006 Purchase Agreement, (iii) exercise in full and conversion in full of the Convertible Note issued pursuant to the Note and Warrant Purchase Agreement between the Company and LFB Biotech, dated October 31, 2008 (the “2008 Purchase Agreement”), exercise in full of the Warrant issued pursuant to the 2008 Purchase Agreement and expiration or earlier termination of the participation rights of LFB Biotech under Section 4 of the 2008 Purchase Agreement, and (iv) conversion in full of the Series E-1 10% Convertible Preferred Stock of the Company issued pursuant to the Securities Purchase Agreement between the Company and LFB Biotech, dated June 18, 2009 (the “2009 Purchase Agreement”), conversion in full of the Series E-2 10% Convertible Preferred Stock of the Company issued pursuant to the 2009 Purchase Agreement, expiration of the option to purchase additional shares of Series E-1 10% Convertible Preferred Stock of the Company and Series E-2 10% Convertible Preferred Stock of the Company issued pursuant to the 2009 Purchase Agreement and expiration or earlier termination of the participation rights of LFB Biotech under Section 6 of the 2009 Purchase Agreement, any Grandfathered Person who becomes the Beneficial Owner of less than 15% of the shares of the Common Stock of the Company then outstanding shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered Person.”

Section 2. RIGHTS AGREEMENT EFFECTIVENESS. Except to the extent specifically amended hereby, the Rights Agreement and all related documents as amended hereby shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Rights Agreement, or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.

Section 3. GOVERNING LAW. This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the provisions of the Rights Agreement except to the extent specifically amended hereby.

Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall be for all purposes deemed to be an original in all such counterparts together shall constitute but one in the same instrument.

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IN WITNESS WHEREOF, the parties shall have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

Attest:		GTC BIOTHERAPEUTICS, INC.

By:	/s/ Kristie Bolieau	By:	/s/ John B. Green
	Name: Kristie Bolieau	Name:	John B. Green
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

Attest:		AMERICAN STOCK TRANSFER AND TRUST COMPANY LLC, as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Herbert J. Lemmer
	Name: Carlos Pinto	Name:	Herbert J. Lemmer
		Title:	Vice President